CONSENT OF GEOLOGIST

STATEMENT OF QUALIFICATIONS

CERTIFICATE OF AUTHOR

STATEMENT OF QUALIFICATIONS

James E. Lunbeck

Utah Professional Geologist

761 Douglas Street

Salt Lake City, Utah 84102

Phone: 801-581-9060

E-Mail: Lunbeck@aol.com

This certificate applies to the report entitled:

GEOLOGICAL REPORT AND SUMMARY OF FIELD EXAMINATION, CARICO LAKE

VALLEY PROPERTY, LANDER COUNTY, NEVADA, USA, effective date of December 15, 2010

I, James E. Lunbeck, hereby certify:

1. That I am a practicing consulting geologist and am licensed as a Professional Geologist under the laws of the State of Utah, Reference Number 5532669-2250, Effective Date of December 1, 2003, Expiration Date of March 31, 2013, with Right of Renewal.

2. That in 1979 I graduated with B.S. and M.S. degrees in Geology and Geophysics from Yale University in New Haven, Connecticut.

3. That I have practiced my profession in the field of mineral exploration and mining property evaluation in North and South America for a total of 25 years since my graduation from Yale University.

4. That I have extensive experience in exploration for gold in many geologic environments and detailed knowledge of exploration and mining practices in the mining industry. My experience includes extensive prospecting for and drill testing of epithermal gold deposits in Arizona, Nevada, Montana, and Argentina. I have been responsible for a feasibility study of a porphyry gold property in Chile and have done “due diligence” reviews for acquisition of epithermal gold projects in Argentina. I am a member of The Society of Mining Engineers, the Geological Society of Nevada, and the Association of Applied Geochemists.

5. That I personally conducted the examination of the CLV PROPERTY on March 27th, 2010, and October 31, 2010 as reported herein.

6. That I have read National Instrument 43-101 and that this technical report “GEOLOGICAL REPORT AND SUMMARY OF FIELD EXAMINATION, CLV PROPERTY, Lander County, Nevada, USA, December 15, 2010”, has been prepared in compliance with the NI 43-101.

7. That I am responsible for the preparation of all sections of this Technical Report titled “GEOLOGICAL REPORT AND SUMMARY OF FIELD EXAMINATION, CLV PROPERTY, Lander County, Nevada, USA, December 15, 2010” and am responsible for its content.

8. That I have read the definition of "qualified person" set out in National Instrument 43-101 ("NI 43-101") and certify that by reason of my education, affiliation with a professional association (as defined by NI 43-101) and past relevant work experience, I fulfill the requirements to be a “Qualified Person" for the purposes of NI 43-101.

9. That I am acting as a Qualified Person, and am Independent from Promithian Mining, Inc. and Philip Wheelton as defined in section 1.4 of NI43-101; that I have had no prior interest nor do I have any present interest or involvement in the CLV Property or shares or interest in Promithian Mining, Inc.

10. That I have had no prior involvement with the CLV Property or with any other property in the Carico Lake Valley area of Nevada.

11. As of the date of this certificate, to the best of my knowledge, information and belief, the Technical Report contains all scientific and technical information that is required to be disclosed to make this Technical Report complete and accurate, and not misleading.

12. I consent to the filing of this Technical Report with any stock exchange or other regulatory authority and any publication thereof by them for regulatory purposes, including electronic publication in the public company files on their websites accessible by the public, of the Technical Report

James E. Lunbeck

Utah Professional Geologist